EXHIBIT (8)(f)(1)

SEVENTH AMENDMENT TO PARTICIPATION AGREEMENT (VANGUARD)

SEVENTH AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment to Participation Agreement is dated and effective as of January 7th, 2011, by and among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard Marketing Corporation, and Transamerica Life Insurance Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated May 7, 2001, as amended (the “Agreement”) and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree to amend the Agreement as follows:

1. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

2. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Amendment.

3. Section 11.2 of ARTICLE XI of the Agreement is hereby deleted in its entirety and replaced with the following:

“11.2 Proprietary Information and Privacy. For the purposes of this Section 11.2, the Company shall be deemed one “party” to this Agreement, and the Fund, Sponsor and Distributor shall collectively be deemed the other “party” to this Agreement.

(a) Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. Each party hereto acknowledges that the Confidential Information of the other party constitutes the valuable property of such other party. Neither party will use or disclose the other party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence the other party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for use or release by prior written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

(b) Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate technical and organizational measures, including properly training employees, reasonably designed to prevent unauthorized access, theft, or improper use of the other party’s Confidential Information. To the extent that a party experiences or becomes aware of any incidents involving any unauthorized access, theft, or improper use of Confidential Information of the other party, where there is a reasonable basis to conclude that a material risk of misuse exists or where there is a legal requirement to notify individuals under applicable law, the subject party will notify such other party as soon as reasonably possible and will cooperate with such other party to take commercially reasonable measures to investigate and remediate the cause and the effects of the unauthorized access, theft, or improper use of the Confidential Information and to prevent its further use or disclosure.

(c) In addition, each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures reasonably designed to protect, and to prevent unauthorized access to or use of, Confidential Information, which measures are consistent with all applicable federal, state and international laws and regulations relating to personal information security.

(d) Each party acknowledges that any party’s breach of this Section 11.2 as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate.

(e) The provisions found in this Section 11.2 will survive any expiration or termination of this Agreement.”

Except as specifically modified herein, the Agreement remains in full force and effect. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

VANGUARD VARIABLE INSURANCE FUND	THE VANGUARD GROUP, INC.

By: /s/ Heidi Stam	By: /s/ Martha G. Papariello

Name: Heidi Stam	Name: Martha G. Papariello

Title: Secretary	Title: Principal

VANGUARD MARKETING	TRANSAMERICA LIFE
CORPORATION	INSURANCE COMPANY

By: /s/ Heidi Stam	By: /s/ Arthur D. Woods

Name: Heidi Stam	Name: Arthur D. Woods

Title: Senior Vice President	Title: Vice President

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Contract Funded by Separate Account

PFL Corporate Account One August 10, 1998 (1940 Act Exclusion)	Advantage V Variable Adjustable Life Insurance Policy (1933 Act Exempt) Advantage VI Variable Adjustable Life Insurance Policy (1933 Act Exempt)

Transamerica Corporate Separate Account Sixteen June 16, 2003	Advantage X Variable Adjustable Life Insurance Policy

Transamerica Separate Account R3 November 23, 2009	Advantage R3 Variable Adjustable Life Insurance Policy

Separate Account VA X May 15, 2000	Flexible Premium Variable Annuity – I, under the marketing name “Transamerica Advisor Elite”

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Fund shall be made available as investments underlying the Variable Insurance Products:

Money Market Portfolio

Total Bond Market Index Portfolio

Total Stock Market Index Portfolio

High-Yield Bond Portfolio

Short-Term Investment-Grade Portfolio

Balanced Portfolio

Diversified Value Portfolio

Equity Income Portfolio

Equity Index Portfolio

Growth Portfolio

Mid-Cap Index Portfolio

REIT Index Portfolio

Small Company Growth Portfolio

International Portfolio

Capital Growth Portfolio